EXHIBIT 10.28a

UIL HOLDINGS CORPORATION

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CHANGE IN CONTROL SEVERANCE PLAN II
Originally effective October 24, 2003
As amended and restated August 4, 2008

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ARTICLE I

Purpose of Plan

1.1           The purpose of the UIL Holdings Corporation Change in Control Severance Plan (“Plan”) is to provide the officers and certain other executive employees of UIL Holdings Corporation (“UIL”), The United Illuminating Company and any other wholly-owned direct or indirect subsidiary of UIL (UIL and its subsidiaries each referred to herein as an “Employing Company” and collectively, along with any successor, as the “Company”) with appropriate assurances of continued income and other benefits for a reasonable period of time in the event that the individual’s employment with the Company is terminated under any of the circumstances described herein, thereby encouraging the continued attention and dedication of each such employee to the continued success of the Company.

ARTICLE II

Eligibility for Participation

2.1           The Board of Directors of UIL (the “UIL Board”) shall, from time to time and in its absolute discretion, (i) select the persons to be covered by the Plan (each a “Participant”), (ii) determine the classification and benefit levels applicable to such Participant, and (iii) direct that each Participant be notified of this selection and provided with a copy of the Plan.

2.2           Participation in the Plan shall not in any respect be deemed to grant the Participant a right to continued participation in the Plan; nor shall participation in the Plan be deemed to grant the Participant a right to continued employment by the Company.

2.3           A Participant may be a party to an employment agreement with an Employing Company that provides for the payment of severance and other benefits to such Participant under certain circumstances which constitute an Involuntary Separation from Service.  In the event that a Change in Control has occurred, as defined in this Plan, and thereafter the Participant experiences an Involuntary Separation from Service as described in Section 4.2, below, except as otherwise expressly provided herein or in the Participant’s employment agreement, benefits under this Plan shall be paid in lieu of the benefits to which the Participant would or may be entitled to on account of an Involuntary Separation from Service pursuant to the terms of the Participant’s employment agreement and in lieu of any benefits a Participant may be eligible for under any severance plan or policy of the Company that is generally applicable to employees of the Company.

2.4           Notwithstanding the foregoing, nothing in this Plan shall impair a Participant’s rights to (a) regular compensation and benefits through the date of the Participant’s Separation from Service; (b) deferred compensation and other employee benefits otherwise payable to a Participant in accordance with the terms of the Participant’s employment agreement and/or Company plans or arrangements on account of a Separation from Service which are not contingent on the Separation from Service being an Involuntary Separation from Service; or (c) compensation that is payable on account of a non-compete agreement (or comparable provisions in such Participant’s employment agreement), regardless of whether eligibility for such compensation shall arise either before or after a Change in Control.

ARTICLE III

Effect of Change in Control on Modification or Termination

3.1           Termination or suspension of the Plan, or any amendment of the Plan that impairs the rights of any Participant, occurring on or after a Change in Control, as defined herein, shall not take effect until twenty-four (24) months after the occurrence of such Change in Control.

3.2           Subject to Section 3.1, above, the UIL Board may, at any time and from time to time, remove a Participant from the Plan, or modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely.

ARTICLE IV

Eligibility for Benefits

4.1           A “Change in Control” of UIL or any subsidiary (an “Employing Company”) occurs on the date on which any of the following events occur:  a change in the ownership of the Employing Company;  a change in the effective control of the

Employing Company; and a change in the ownership of a substantial portion of the assets of the Employing Company.

(a)           A change in the ownership of the Employing Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Employing Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Employing Company.

(b)           A change in the effective control of the Employing Company occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Employing Company possessing 30% or more of the total voting power of the stock of the Employing Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Employing Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Employing Company.

(c)           A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Employing Company, acquires assets from the Employing Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Employing Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

(d)           An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Employing Company that has experienced the Change in Control, or the Participant’s relationship to the affected Employing Company otherwise satisfies the requirements of Treasury Regulation §1.409A-3(i)(5)(ii).

(e)           In determining whether a person or group has acquired a percentage of stock, stock of the Company held pursuant to the terms of an employee benefit plan of the Company (or any subsidiary thereof) in a suspense account or otherwise unallocated to a participant’s account shall be disregarded to the extent that expressing the applicable percentage as a fraction, such shares shall not be included in the numerator, but such shares will be included in the denominator.

(f)           The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Internal Revenue Service Code (“Code”) §409A.

4.2           If an Employing Company (or its successor) terminates a Participant’s employment involuntarily other than for Cause, as defined in Section 4.4 below, and under circumstances constituting an Involuntary Separation from Service, as defined in Section 4.3, below, during the 24-month period beginning on the date a Change in Control with respect to the Participant occurs, the benefits described in Article V hereof shall become payable to the Participant.  Likewise, if a Participant has an Involuntary Separation from Service after a Constructive Termination Event, as defined in Section 4.3, below, during the 24-month period beginning on the date a Change in Control with respect to the Participant occurs and the Participant’s Employing Company (or its successor) did not have Cause (as defined in Section 4.4, below) to terminate the Participant’s employment, the benefits described in Article V hereof shall become payable to the Participant.

4.3           Involuntary Separation from Service means a Separation from Service due to the independent exercise of the unilateral authority of the Participant’s Employing Company (or its successor) to terminate the Participant’s employment, other than due to the Participant’s implicit or explicit request, where the Participant was willing and able to continue working for the Employing Company (or its successor).

(a)           A voluntary Separation from Service will be treated as an Involuntary Separation from Service by the Company for purposes of this Plan if the Separation from Service occurs under the following circumstances:

(1) One (or more) of the following events arises without the consent of the Participant (a “Constructive Termination Event”):

(i)  A material diminution in the Participant’s annual Base Salary, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Participant’s Employing Company;

(ii)  A material diminution in the Participant’s authority, duties, or responsibilities, including the assignment of duties inconsistent in any material adverse respect with such Participant’s position, duties, responsibilities and status with the Participant’s Employing Company immediately prior to the Change in Control, or material diminishment in such Participant’s management responsibilities, duties or powers as in effect immediately prior to the Change in Control, or the removal from or failure to re-elect such Participant to any such position or office;

(iii)  A requirement that the Participant relocate his or her principal place of employment by more than seventy-five (75) miles from such location immediately prior to the Change in Control; or

(iv)  Any other action or inaction that constitutes a material breach by the Participant’s Employing Company (or its successor) of the agreement under which the Participant provides services, including (1) a failure to include the Participant in the management salary compensation programs then in effect on substantially the same terms and conditions as that applicable to the other officers or similarly situated executives of the Company; (2) a failure to continue the Participant’s participation in the material benefit plans of the Participant’s Employing Company (or its successor) on substantially the same basis, both in terms of the amount of benefits provided (other than due to the Company’s stock price performance, provided such performance is a relevant criterion in determining the amount of benefits) and the level of the Participant’s participation relative to other officers or similarly situated executives of the Company, as that in effect immediately prior to the Change in Control; (3) a failure to renew the Participant’s employment agreement at the time such agreement expires, provided that the Participant was willing and able to execute a new agreement providing terms and conditions substantially similar to those in the expiring agreement and to continue working for the Company; or (4) any successor to UIL fails to assume and adopt this Plan for a period of no less than twenty-four (24) months following a Change in Control; and

(2)  Within thirty-one (31) days of the occurrence of the Constructive Termination Event the Participant has given notice to the UIL Board (or the governing board of its successor) stating that, in the Participant’s opinion, a Constructive Termination Event has occurred and setting forth in reasonable detail the relevant facts; and

(3)  The Company shall fail to remedy or otherwise cure the situation within thirty-one (31) days after receipt of the notice described in (2), above; and

(4)  The Separation from Service occurs within 90 days of the initial occurrence of the Constructive Termination Event; and

(5)  Until the Separation from Service, the Participant was willing and able to continue working for the Company and the Company did not have grounds to terminate the Participant’s employment for Cause.

(b)           Whether an Involuntary Separation from Service has occurred will be determined in accordance with Treasury Regulation §1.409A-1(n).

(c)           “Separation from Service” means a Separation from Service within the meaning of Code §409A and related regulations.  The UIL Board (or its successor) will determine, in accordance with Code §409A, whether a Separation from Service has occurred.

(1)  A Participant incurs a Separation from Service upon termination of employment with the Company and all affiliates.  For purposes of determining whether another entity is an affiliate of the Company, common ownership of at least 50% shall be determinative.

(2)  Except in the case of an Participant on a bona fide leave of absence, a Participant is deemed to have incurred a Separation from Service if the Company and the Participant reasonably anticipated that the level of services to be performed by the Participant after a date certain would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on a bona fide leave of absence.

(3)  The UIL Board specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code §409A.

4.4           For the purposes of the Plan, an Employing Company (or its successor) shall be deemed to have Cause to terminate a Participant’s employment only upon such Participant’s (A) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude; or (B) willful failure of the Participant to substantially perform his or her duties (other than by reason of incapacity due to physical or mental illness or injury); or (C) misconduct that is demonstrably injurious to the Company or its affiliates.  The placement of an executive on paid leave for up to ninety (90) days pending a determination of whether or not there is a basis to terminate the executive for Cause will not constitute a Constructive Termination Event under Section 4.3.  Any termination of a Participant by his or her Employing Company (or its successor) for Cause shall be given in writing and shall specify the relevant facts and circumstances.

4.5           Except as provided in Section 4.3(a), in no event shall the voluntary resignation or retirement of a Participant give rise to any benefits under this Plan.

ARTICLE V

Benefits

5.1           In the event of an Involuntary Separation from Service described in Sections 4.2 and 4.3, above, subject to Section 5.5, below, the Participant shall be entitled to receive benefits in accordance with Schedule A hereto (as amended from time to time).  Such benefits may consist of the following:

(a)  A lump sum severance payment based on the Participant’s (i) Base Salary, or (ii) Total Compensation.  For purposes of calculating the lump sum severance payment, Base Salary is determined as of the Participant’s Separation from Service date, and Total Compensation means the Participant’s Base Salary plus the target amount payable to such Participant under any annual short-term executive incentive compensation program of the Company in effect as of the Participant’s Separation from Service date.  If a lump sum severance payment shall become payable hereunder, it shall be paid on the thirtieth (30th) day following the Participant’s Separation from Service date.

(b)  Benefits under the Company’s healthcare plans during the COBRA continuation period on the same terms as are then available to active employees of the Participant’s Employing Company.

(c)  A supplemental lump sum payment in lieu of continued coverage under the Company’s life insurance, disability and other employee welfare and fringe benefit plans (other than healthcare plans subject to COBRA).  The amount of this supplemental payment shall be determined as a multiple of the estimated annual cost of providing replacement coverage, as determined by the UIL Board (or its successor) in its complete discretion.  The formula for determining a Participant’s benefit supplement payment shall be as provided on Schedule A.  If a lump sum benefit supplement payment shall become payable hereunder, it shall be paid on the thirtieth (30th) day following the Participant’s Separation from Service date.

(d)  Additional credited years of service for purposes of calculating benefits payable to the Participant under the Company’s retiree medical benefit plan(s).

(e)  A supplemental lump sum payment that is actuarially equivalent to the amount by which the value of the Participant’s accrued benefit under The United Illuminating Company Pension Plan would have increased had the Participant been credited with additional years of credited service for purposes of calculation of benefits payable under the Pension Plan.  If a lump sum supplemental pension payment shall become payable hereunder, it shall be paid on the thirtieth (30th) day following the Participant’s Separation from Service date.

(f)  A tax “gross-up” payment if the Participant becomes subject to an excise tax under Code §4999 on account of any payments or benefits that are determined to constitute an “excess parachute payment” within the meaning of Code §280G.  If a tax gross-up payment becomes payable hereunder, it shall be calculated and paid as provided in Schedule B hereto.

Notwithstanding the foregoing, except with respect to Participants who have been designated as eligible for a tax gross-up payment, as provided on Schedule A, if any portion of the payments that a Participant has the right to receive hereunder would constitute “excess parachute payments” (as defined in Code §280G) subject to the excise tax imposed by Code §4999, the amount otherwise payable under subsection (a), shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Code §4999.

5.2           Unless otherwise expressly approved by the UIL Board (or its successor), no benefits shall be payable under the terms of this Plan to any individual who is covered by, and entitled to benefits under, another plan of the Company (or any affiliate) providing severance benefits upon a Change In Control.

5.3           In no event may a Participant designate the timing or year of any payment payable under this Plan.  All payments due under Subsections 5.1(a), (c) and (e) shall be made, if at all, by no later than the end of the “applicable 2-1/2 month period” described in Treasury Regulation §1.409A-1(b)(4)(i)(A).  Notwithstanding the foregoing, at any time that UIL (or its successor) or any related employer treated as the service recipient for purposes of Code §409A is publicly traded on an established securities market (as defined for purposes of Code §409A), if a distribution of amounts constituting a deferral of compensation is to be made pursuant to the terms of this Plan to a Specified Employee (as defined for purposes of Code §409A(a)(2)(B)(i)) on account of a Separation from Service, such deferred compensation shall not be paid to the Specified Employee prior to the date that is six months after the Separation from Service.  In the event this restriction applies, the deferred compensation that the Specified Employee would have otherwise been entitled to during the restriction period will be accumulated and paid (without adjustment for the delay in payment) on the first business day of the seventh month following the date of the Executive’s Separation from Service.

5.4           If any Participant who has become entitled to benefits under this Article V should die while any amounts are still payable to him or her hereunder, all such amounts shall be paid to the Participant’s estate.

5.5           All payments and obligations of the Company under this Plan shall be conditioned upon the execution and delivery by the Participant to the Company of a full and effective release by the Participant of any liability by the Company to the Participant in form and substance reasonably satisfactory to the Company.

5.6           A Participant’s benefits that become payable hereunder shall be forfeited and discontinued if such Participant violates the terms of any agreement with the

Company or Company policy relating to confidential information, non-competition or disclosure and assignment of inventions and discoveries, or if such Participant engages in conduct that is materially injurious to the Company, monetarily or otherwise, all as determined by the Company, in its sole discretion.

ARTICLE VI

General Provisions

6.1           Unless otherwise agreed to by the parties, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in New Haven, Connecticut, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitration award in any court having jurisdiction.

6.2           In the event that a Participant institutes any legal action to enforce his or her rights under the Plan, and provided that he or she is the prevailing party, such Participant shall be entitled to recover from the Company any actual and documented expenses for reasonable attorney’s fees and disbursements incurred by him or her.

6.3           Any notice or other communication pursuant to the Plan intended for a Participant shall be deemed given when personally delivered to such Participant or sent to such Participant by registered or certified mail, return receipt requested, at such Participant’s residence address as it appears on the records of the Participant’s Employing Company (or its successor), or at such other address as such Participant shall have specified by notice to the Company in the manner herein provided.  Any notice or other communication pursuant to the Plan intended for the Participant’s Employing Company (or its successor) shall be deemed given when personally delivered to the Secretary or Assistant Secretary of UIL (or its successor), or sent to the attention of the Secretary or Assistant Secretary by registered or certified mail, return receipt requested, at the Company’s headquarters at 157 Church Street, New Haven, Connecticut, or at such other address as the Company shall have specified by notice to all of the Participants in the manner herein provided.

6.4           A Participant may not assign, anticipate, transfer, pledge, hypothecate or alienate in any manner any interest arising under the Plan, nor shall any such interest be subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

6.5           It is intended that the decisions of the UIL Board (or its successor) or its delegate shall be exclusive and final with respect to the interpretation or application of the Plan.  If any body of law should be used or applied in determining the meaning or effect of the Plan, it shall be the law of the State of Connecticut.

6.6           In the event any provision of the Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

IN WITNESS WHEREOF, the undersigned has set his hand, this 4th day of August, 2008.

                                   UIL HOLDINGS CORPORATION, INC.

By: /s/ James P. Torgerson
Its President & Chief Executive Officer
Duly Authorized

SCHEDULE A
Part 1
Executive Officers
as of August 4, 2008

Name	Lump Sum Severance[1]	Medical/ Dental (active employee terms)	Pension Supplement (lump sum)[2]	Welfare Benefit Supplement (lump sum)[3]	Retiree Medical Credit	Code §280G
Susan E. Allen	2X Total Compensation	subsidized during COBRA period	2 years	2X	2 years	Cut-back
Steven P. Favuzza	1.5X Total Compensation	subsidized during COBRA period	no	1.5X	1.5 years	Cut-back
Deborah C. Hoffman	1.5-2X Total Compensation[4]	subsidized during COBRA period	no	1.5X	1.5 years	Cut-back
Richard J. Nicholas	2X Total Compensation, minus 1X Target Total Remuneration	subsidized during COBRA period	2 years	2X	2 years	Gross-up
Linda L. Randell	2X Base Salary, minus 1X Target Total Remuneration	subsidized during COBRA period	no	1X	not applicable	Gross-up

 1 Total Compensation is defined for purposes of the Plan as the Participant’s base salary plus the target amount payable to such employee under any annual short term executive incentive compensation program of the Company (or its successor) in effect as of the Participant’s Separation from Service date.  Target Total Remuneration is the sum of the following as most recently approved by the Compensation and Executive Development Committee of the Board prior to the Separation from Service: base salary, target annual short-term incentive award and target long-term incentive award.

2 Except as otherwise noted, the Pension Supplement is calculated as the difference between the pension benefit actually payable under the Company’s qualified Pension Plan and the pension benefit that would have been payable had the Participant been credited with the additional years of service shown above.

3 The Benefit Supplement is a fixed dollar amount, currently $5,500, multiplied by the multiplier shown above.

4 Ms. Hoffman’s lump sum severance payment is based on her years of service (0.08333 times years of service times Total Compensation), with a floor of 1.5 times her Total Compensation and a cap of 2 times her Total Compensation

Name	Lump Sum Severance[1]	Medical/ Dental (active employee terms)	Pension Supplement (lump sum)[2]	Welfare Benefit Supplement (lump sum)[3]	Retiree Medical Credit	Code §280G
Richard J. Reed	2X Total Compensation	subsidized during COBRA period	no	1.5X	1.5 years	Cut-back
James P. Torgerson	3X Base Salary, minus 1X Target Total Remuneration	subsidized during COBRA period	no	3X	not applicable	Gross-up
Anthony J. Vallillo	2X Total Compensation, minus 1X Target Total Remuneration	subsidized during COBRA period	2 years[5]	2X	2 years	Gross-up

5 Mr. Vallillo has a special enhanced SERP benefit under the terms of his employment agreement.  If benefits become payable under this Plan, he will be credited with 2 years of additional service for purposes of his special SERP (subject to applicable limits thereunder), in lieu of the supplemental SERP benefit that may be payable hereunder.

SCHEDULE B
TAX GROSS-UP PAYMENTS

1.           In the event a Participant becomes eligible for a tax gross-up payment pursuant to this Plan or the Participant’s employment agreement, on account of any payments or benefits constituting an “excess parachute payment” within the meaning of Code §280G and the imposition of an excise tax on the Participant under Code §4999 (the “Excise Tax”), the Participant shall be paid an amount (the “Gross-Up Payment”) which shall be calculated as the amount needed to reimburse the Participant for the Excise Tax and the additional excise, income and employment taxes imposed on the Participant due to the Company’s payment of the Excise Tax, so that the net amount retained by the Participant after deduction of any Excise Tax, and any federal, state or local income and employment tax (including any Excise Tax imposed upon the Gross-Up Payment itself), shall be equal to the total amount of all payments and benefits to which the Participant would be entitled pursuant to this Plan absent the Excise Tax, but net of all applicable federal, state and local taxes.  (For purposes of this Schedule B, the term “Participant” shall an include an employee who is entitled to a Gross-Up Payment pursuant to the terms of his or her employment agreement, regardless of whether such employee is also a Participant in this Plan.)

2.           The Gross-Up Payment, if any, shall be paid, at the discretion of the Company, directly to governmental authorities through tax withholding on the Participant’s behalf, or to the Participant as soon as practicable following the payment of the excess parachute payment, but in any event not later than 30 days immediately following such payment.

3.           Subject to the provisions of Paragraph 4, below, all determinations required to be made under this Schedule B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel appointed by UIL (or its successor) (the “Tax Counsel”), which shall provide its determinations and any supporting calculations both to the Company and the Participant within 10 business days of having made such determination.  The Tax Counsel shall consult with the Company’s benefit consultants and counsel in determining which payments to, or for the benefit of, the Participant are to be deemed to be “parachute payments” within the meaning of Code §280G(b)(2). Any such determination by the Tax Counsel shall be final and binding upon the Company and the Participant.  All fees and expenses of the Tax Counsel (and, if applicable, benefits consultants or other counsel) shall be borne solely by the Company.  As a result of the uncertainty in the application of Code §4999 at the time of the initial determination by the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made (“Underpayment”).  In the event that it is ultimately determined in accordance with the procedures set forth in Paragraph 4, below, that the Participant is required to make a payment of Excise Tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be paid by the

Company to or for the benefit of the Participant within 30 days immediately following the underpayment determination.

4.           The Participant shall notify UIL (or its successor) (“the Corporation”) in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Corporation of any, or any additional, Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 30 days after the Participant actually receives notice in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(a)  give the Corporation any information reasonably requested by the Corporation relating to such claim;

(b)  take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation and reasonably acceptable to the Participant;

(c)  cooperate with the Corporation in good faith in order to contest such claim effectively; and

(d)  if the Corporation elects not to assume and control the defense of such claim, permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 4, the Corporation shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Participant to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

5.           If, after the receipt by the Participant of an amount advanced by the Corporation pursuant to Paragraph 4, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Corporation’s complying with the requirements of Paragraph 4) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Participant of an amount advanced by the Corporation pursuant to Paragraph 4, a determination is made that the Participant shall not be entitled to any refund with respect to such claim, and the Corporation does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.           Notwithstanding the foregoing, any and all payments made pursuant to this Schedule B shall be in accordance with Treasury Regulations §1.409A-3(i)(1)(v), including, but not limited to, the following:

(a)  Payments constituting reimbursements of the designated portions of the applicable taxes imposed on the Participant as a result of compensation paid or made available to the Participant will be made by the end of the Participant’s taxable year next following the taxable year in which the Participant remits the applicable taxes.

(b)  Payments constituting reimbursements of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state or local shall be made by the end of the participant’s taxable year next following the taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Participant’s taxable year following the Participant’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.